Exhibit 99.1

Solar Senior Capital Ltd. Announces Quarter Ended June 30, 2014 Financial Results; Declares Monthly Distribution of $0.1175 per Share for August 2014

NEW YORK--(BUSINESS WIRE)--August 4, 2014--Solar Senior Capital Ltd. (the “Company”) (NASDAQ:SUNS) today reported earnings of $1.94 million, or $0.17 per share for the quarter ended June 30, 2014. Net investment income, including approximately $1.0 million of non-recurring expenses related to the amendment and extension of our credit facility, was $2.4 million, or $0.21 per share, for the second quarter. Excluding these non-recurring expenses, Solar Senior Capital’s net investment income in the second quarter would have been $0.29 per share. At June 30, 2014, net asset value (NAV) per share was $17.85.

The Company announced that its Board of Directors has declared a monthly distribution of $0.1175 per share for August 2014, which will be payable on September 3, 2014 to stockholders of record on August 21, 2014. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2014:

Investment portfolio at fair value: $265.9 million
Number of portfolio companies: 37
Net assets: $205.9 million
Net asset value per share: $17.85

Portfolio Activity

Investments made during the quarter: $47.0 million
Investments prepaid or sold during the quarter: $38.8 million

Operating Results for the Quarter Ended June 30, 2014

Net investment income: $2.4 million
Net realized and unrealized loss: $0.5 million
Net increase in net assets from operations: $1.9 million
Net investment income per share: $0.21

“We are pleased with the quality of originations during the quarter, and we continue to believe our portfolio, comprised predominantly of floating-rate and senior-secured loans, is positioned to perform well in a rising rate environment,” said Michael Gross, Chairman and CEO. “Expected lower repayment levels, when combined with maintaining our steady pace of originations, should result in net portfolio growth in the second half of 2014.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Tuesday, August 5, 2014. All interested parties may participate in the conference call by dialing (877) 415-3180 approximately 5-10 minutes prior to the call, international callers should dial (857) 244-7323. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 18179256 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website. Additionally, a replay dial-in will be available until August 19, 2014 and can be accessed by dialing (888) 286-8010 and using the passcode 70385792. International callers should dial (617) 801-6888.

Portfolio and Investment Activity

During the three months ended June 30, 2014, we invested approximately $47.0 million across nine portfolio companies. Investments prepaid or sold during the quarter ended June 30, 2014 totaled $38.8 million.

At June 30, 2014, the portfolio consisted of 37 portfolio companies and was invested approximately 84% in senior secured loans, 13% in Gemino Senior Secured Healthcare whose portfolio is 100% comprised of senior secured loans, 2% in unsecured loans and 1% in common equity excluding Gemino, measured at fair value.

At the end of this same period, the fair value weighted average yield on the income-producing portfolio of investments was 7.4%. Based on fair value, 92.8% or $245.5 million of our income producing portfolio1 of investments is floating rate and 7.2% or $19.0 million is fixed rate.

At June 30, 2014, Gemino’s portfolio consisted of $102.4 million of funded senior secured loans across 34 issuers with an average balance outstanding of $3.0 million. All of the $177.4 million of commitments from Gemino are floating-rate, senior-secured, cash-pay loans. During the quarter ended June 30, 2014, Gemino originated new funded loans of $5.3 million, which was comprised of one new issuer as well as increases to three existing relationships. There were no commitments extinguished during the period.

From inception in 2011 through June 30, 2014, Solar Senior Capital Ltd. has invested approximately $690 million in 70 portfolio companies. Over the same period, Solar Senior Capital Ltd. completed transactions with more than 45 different financial sponsors.

1 We have included our investment in Gemino Senior Secured Healthcare LLC as 100% floating rate.

Results of Operations for the Three Months Ended June 30, 2014 compared to the Three Months Ended June 30, 2013

Investment Income

For the three months ended June 30, 2014 and 2013, gross investment income totaled $5.1 million and $4.7 million, respectively. The increase in gross investment income year over year was primarily due to net portfolio growth and modest portfolio yield improvement.

Expenses

Expenses totaled $2.7 million and $1.4 million for the three months ended June 30, 2014 and 2013, respectively. The increase in expenses year over year was primarily due to the one-time costs associated with the amendment and extension of our credit facility, which accounted for approximately $1.0 million in expenses, as well as higher base management fees on a comparatively larger portfolio.

Net Investment Income

The Company’s net investment income totaled $2.4 million and $3.3 million, or $0.21 and $0.29 per average share, for the three months ended June 30, 2014 and 2013, respectively.

Net Realized and Unrealized Loss

Net realized and unrealized loss for the three months ended June 30, 2014 and 2013 totaled $0.5 million and $1.8 million, respectively.

Net Increase in Net Assets Resulting From Operations

For the three months ended June 30, 2014 and 2013, the Company had a net increase in net assets resulting from operations of $1.9 million and $1.5 million, respectively. For the same periods, earnings per average share were $0.17 and $0.13, respectively.

Liquidity and Capital Resources

At June 30, 2014, the Company had $50.7 million in borrowings outstanding on its revolving credit facility and $124.3 million of unused capacity, subject to borrowing base limits.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share amounts)

	June 30, 2014
	(unaudited)	December 31, 2013
Assets
Investments, at fair value:
Companies less than 5% owned (cost: $225,831 and $227,868, respectively)	$227,838	$228,943
Companies 5% to 25% owned (cost: $4,034 and $4,409, respectively)	4,034	4,409
Companies more than 25% owned (cost: $32,839 and $32,839, respectively)	34,000	34,500
Total investments (cost: $262,704 and $265,116, respectively)	265,872	267,852
Cash	2,523	2,774
Receivable for investments sold	87	—
Interest receivable	1,380	1,336
Dividends receivable	355	398
Prepaid expenses and other assets	399	201
Total assets	$270,616	$272,561

Liabilities
Credit facility payable	$50,700	$61,400
Distributions payable	1,355	1,355
Payable for investments purchased	11,145	—
Management fee payable	693	703
Performance-based incentive fees payable	—	33
Interest payable	150	139
Administrative services expense payable	409	630
Other liabilities and accrued expenses	276	284
Total liabilities	$64,728	$64,544

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares authorized, respectively, and 11,533,315 and 11,529,303 issued and outstanding, respectively	$115	$115
Paid-in capital in excess of par	212,736	212,663
Distributions in excess of net investment income	(4,612)	(2,750)
Accumulated net realized loss	(5,519)	(4,747)
Net unrealized appreciation	3,168	2,736
Total net assets	$205,888	$208,017
Net Asset Value Per Share	$17.85	$18.04

SOLAR SENIOR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share amounts)

	Three months ended
	June 30, 2014	June 30, 2013
INVESTMENT INCOME:
Interest:
Companies less than 5% owned	$4,259	$4,735
Companies 5% to 25% owned	55	—
Companies more than 25% owned	251	—
Dividends:
Companies more than 25% owned	569	—
Total investment income	5,134	4,735

EXPENSES:
Management fees	$693	$622
Performance-based incentive fees	—	—
Interest and other credit facility expenses	1,440	315
Administrative services expense	245	262
Other general and administrative expenses	341	208
Total expenses	2,719	1,407
Net investment income	$2,415	$3,328

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on investments (companies less than 5% owned)	$40	$181
Net change in unrealized gain (loss) on investments	(515)	(2,024)
Net realized and unrealized gain (loss) on investments	(475)	(1,843)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$1,940	$1,485
EARNINGS PER SHARE	$0.17	$0.13

About Solar Senior Capital Ltd.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans including first lien and second lien debt instruments.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Investor Relations
(646) 308-8770